UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
     Filed by the Registrant ☑
     Filed by a Party other than the Registrant ☐
     Check the appropriate box:
     ☐    Preliminary Proxy Statement
     ☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     ☑    Definitive Proxy Statement
     ☐    Definitive Additional Materials
     ☐    Soliciting Material Pursuant to § 240.14a-12
K-TRON INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
     ☑    No fee required.
     ☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)   Title of each class of securities to which transaction applies:

     (2)   Aggregate number of securities to which transaction applies:

     (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)   Proposed maximum aggregate value of transaction:

     (5)   Total fee paid:

     ☐    Fee paid previously with preliminary materials:

     ☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)   Amount previously paid:

     (2)   Form, Schedule or Registration Statement No.:

     (3)   Filing Party:

     (4)   Date Filed:

K-TRON INTERNATIONAL, INC.
Routes 55 and 553
P.O. Box 888
Pitman, New Jersey 08071-0888

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 8, 2008

To Our Shareholders:
          We are pleased to invite the shareholders of K-Tron International, Inc. to attend the 2008 Annual Meeting of Shareholders to be held on May 8, 2008 at 9:00 a.m., local time, at the Marriott Courtyard, 3020 Riffel Drive, Salina, Kansas. The meeting will address the following matters:
          (1) The election of two directors to Class III of the Board of Directors, each to serve for a four-year term and until the election and qualification of his successor; and
          (2) Other business if properly raised.
          Only shareholders of record at the close of business on March 17, 2008 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors, Mary E. Vaccara Secretary

April 4, 2008
YOUR PROXY VOTE IS VERY IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2008

          Our Board of Directors (sometimes called “our Board”) is soliciting proxies for the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of K-Tron International, Inc. (“K-Tron” or the “Company”) to be held on May 8, 2008 and any postponements or adjournments thereof. We are mailing this Proxy Statement and the enclosed Proxy Card to our shareholders on or about April 4, 2008.
          The costs incidental to our solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees, both in person and by mail, telephone and other methods of communication.
          Our Annual Report to Shareholders for the fiscal year ended December 29, 2007, including consolidated financial statements and other information with respect to us and our subsidiaries, is being mailed to shareholders with this Proxy Statement. Our Annual Report is not part of this Proxy Statement.
VOTING AT THE MEETING
          Only shareholders of record at the close of business on March 17, 2008 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of that date, we had outstanding 2,722,413 shares of our Common Stock. The holders of a majority of such shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. A quorum is necessary before business may be transacted at the Annual Meeting except that, even if a quorum is not present, the shareholders present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present. Each shareholder entitled to vote shall have the right to one vote for each share of our Common Stock outstanding in such shareholder’s name.
          The shares of our Common Stock represented by each properly executed Proxy Card will be voted at the Annual Meeting in the manner directed therein by the shareholder signing such Proxy Card. The Proxy Card provides a space for a shareholder to vote for our Board’s nominees, or to withhold authority to vote for either or both of such nominees, for election as Class III directors of our Board.
          The Class III directors are to be elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority of the votes cast by shareholders entitled to vote thereon is required to take action on any other matter that may properly be brought before the Annual Meeting, unless with respect to any other matter a greater percentage is required either by law or by our Restated Certificate of Incorporation or By-laws. With regard to the election of the Class III directors, votes may be cast in favor of or withheld from each of the nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to the approval of any other matters properly brought before the Annual Meeting, votes may be cast “for” or “against” or a shareholder may abstain from voting. In determining the number of votes cast with respect to any voting matter, other than the election of the Class III directors, only those cast “for” or “against” are included. Abstentions will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast. Accordingly, abstentions will have no effect on the vote. In addition, where brokers submit proxies but are prohibited and thus refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided voting instructions with respect to such matters, commonly referred to as “broker non-votes”, those shares will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast as to such matters and thus will have no effect on the vote.
          If a signed Proxy Card is returned and the shareholder has given no direction regarding a voting matter, the shares will be voted with respect to that matter by the proxy agents as recommended by our Board of Directors or its Executive Committee. Execution and return of the enclosed Proxy Card will not affect a shareholder’s right to attend the Annual Meeting and vote in person. Any shareholder that executes and returns a Proxy Card has the right to revoke it by giving notice of revocation to our Secretary at any time before the proxy is voted.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth certain information as of March 17, 2008 (or as of such other dates as are indicated in footnotes 6 through 9 to such table) with respect to shares of our Common Stock beneficially owned by each of our directors and executive officers, all of our directors and executive officers as a group and each person we believe to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock. Except as indicated below, we understand that the shareholders listed in such table have sole voting and investment power with respect to the shares owned by them. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the director, executive officer or shareholder on or within 60 days after March 17, 2008. In the case of directors and executive officers, the information below has been provided by such persons at our request.

	Number of Shares	Percent of Common
Name of Individual or Identity of Group	of Common Stock	Stock Outstanding

Directors and Executive Officers:

Edward B. Cloues, II (1)(2)	271,595	9.83%
Kevin C. Bowen (1)	56,500	2.04%
Lukas Guenthardt (1)(3)	54,858	1.98%
Ronald R. Remick (1)	41,400	1.50%
Richard J. Pinola (1)	18,314	*
Robert A. Engel (1)	12,500	*
Donald W. Melchiorre (4)	9,500	*
Norman Cohen (1)	4,469	*
Edward T. Hurd	3,500	*
All directors and executive officers as a group (9 persons) (5)	472,636	16.31%

Other 5% Shareholders:

T. Rowe Price Associates, Inc. (6)	256,323	9.42%
Robert E. Robotti (7)	212,228	7.80%
AXA (8)	141,544	5.20%
D. F. Dent & Company, Inc. (9)	136,454	5.01%

*	Less than 1%

(1)	Includes with respect to Mr. Cloues 40,000 shares, Mr. Bowen 45,000 shares, Mr. Guenthardt 44,000 shares, Mr. Remick 30,000 shares, Mr. Pinola 8,000 shares, Mr. Engel 7,000 shares and Mr. Cohen 2,000 shares, all of which shares underlie options that are currently exercisable.

(2)	Includes 38,035 shares as to which Mr. Cloues shares investment and voting power with Mrs. Jan Beebe, the beneficial owner, by power of attorney, and 1,200 shares as to which Mr. Cloues shares investment and voting power with his mother, Mrs. Jeannette C. Cloues, the beneficial owner, also by power of attorney. Mr. Cloues does not have an economic interest in Mrs. Beebe’s or Mrs. Cloues’ shares and disclaims beneficial ownership of such shares. Mr. Cloues is not related to Mrs. Beebe. The business address of Mr. Cloues is c/o K-Tron International, Inc., Routes 55 and 553, P.O. Box 888, Pitman, New Jersey 08071.

(3)	Includes 1,358 shares as to which Mr. Guenthardt shares investment and voting power with his wife.

(4)	Includes 1,000 shares as to which Mr. Melchiorre shares investment and voting power with his wife.

(5)	Includes 176,000 shares subject to currently exercisable options.

(6)	As reflected in Amendment No. 16 to Schedule 13G filed February 13, 2008. According to T. Rowe Price Associates, Inc. (“Price Associates”), it (a) is a registered investment adviser and (b) has sole dispositive power over all such shares. These shares are owned by T. Rowe Price Small-Cap Value Fund, Inc. (“Small-Cap Value Fund”), a registered investment company, as to which Price Associates serves as investment adviser with power to direct investments. According to Small-Cap Value Fund, it has sole voting power over such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, a beneficial owner of such shares. The principal address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(7)	As reflected in Amendment No. 7 to Schedule 13G filed February 21, 2008. According to Mr. Robert E. Robotti (“Robotti”), he has shared voting power and shared dispositive power over all such shares as a result of (a) his ownership of Robotti & Company, LLC (“Robotti & Company”), a registered broker-dealer, which beneficially holds 4,460 shares, by virtue of the investment discretion Robotti & Company has over the accounts of its brokerage customers, (b) his ownership of Robotti & Company Advisors, LLC (“Robotti Advisors”), a registered investment advisor, which beneficially holds 138,168 shares, by virtue of the investment discretion Robotti Advisors has over the accounts of its advisory clients, (c) his position as a Managing Member of Ravenswood Management Company, L.L.C. (“Ravenswood Management”), the General Partner of The Ravenswood Investment Company, L.P., which owns 49,854 shares, and (d) his position as a Managing Member of Ravenswood Management, the General Partner of Ravenswood Investments III, L.P., which owns 19,746 shares. In addition, Mr. Kenneth R. Wasiak (“Wasiak”) has shared voting power and shared dispositive power over the 49,854 shares owned by The Ravenswood Investment Company, L.P and the 19,746 shares owned by Ravenswood Investments III, L.P. The principal address of Robotti, Robotti & Company and Robotti Advisors is c/o Robotti & Company, Incorporated, 52 Vanderbilt Avenue, 4th Floor, New York, New York 10017. The principal address of Wasiak is 515 Madison Avenue, New York, New York 10022. The principal business address of each of Ravenswood Management, The Ravenswood Investment Company, L.P. and Ravenswood Investments III, L.P. is 104 Gloucester Road, Massapequa, New York 11758.

(8)	As reflected in Schedule 13G filed February 14, 2008 by (i) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively referred to as the “Mutuelles AXA”), (ii) AXA, which is controlled by Mutuelles AXA and (iii) AXA Financial, Inc. (“AXA Financial”), a wholly-owned subsidiary of AXA and an affiliate of AXA Konzern AG (Germany) (“AXA Konzern”), AXA Rosenberg Investment Managers LLC (“AXA Rosenberg”) and Winterthur. Each of AXA Konzern, AXA Rosenberg and Winterthur are wholly-owned subsidiaries of AXA. AXA Konzern holds 1,200 shares, AXA Rosenberg holds 139,644 shares and Winterthur holds 700 shares. The principal address of Mutuelles AXA is 26, rue Drouot, 75009 Paris, France. The principal address of AXA is 25, avenue Matignon, 75008 Paris, France. The principal address of AXA Financial is 1290 Avenue of the Americas, New York, New York 10104. The principal address of AXA Konzern is Colonia-Allee 10-20,

51067 Cologne, Germany. The principal address of AXA Rosenberg is 4 Orinda Way Bldg. E, Orinda, California. The principal address of Winterthur is General Guisan-Strasse 40, CH-8401 Winterthur, Switzerland.

(9)	As reflected in Schedule 13G filed March 4, 2008. According to D.F. Dent & Company, Inc. (“Dent”), it (a) is a registered investment advisor and (b) has sole dispositive power over all such shares. The principal address of Dent is 2 East Read Street, 6th Floor, Baltimore, Maryland 21202.
Related Shareholder Matters
          The following table sets forth certain information as of December 29, 2007, our fiscal year-end, with respect to our compensation plans under which equity securities are authorized for issuance.
Equity Compensation Plan Information

			Number of securities
			remaining available for
			future issuance under
	Number of securities	Weighted-average	equity compensation
	to be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	193,450	$15.52	191,000

Equity compensation plans not approved by security holders	0	$0.00	0

Total	193,450	$15.52	191,000

MATTERS CONCERNING DIRECTORS
Election of Directors
          Our Board of Directors currently consists of five directors and is classified with respect to terms of office into four classes. The Class III directors elected at the Annual Meeting will serve until the 2012 annual meeting of shareholders and until such directors’ successors have been elected and qualified, except in the event of any such director’s earlier death, resignation or removal. The terms of office of the Class IV, Class I and Class II directors will expire at the annual meetings of shareholders to be held in 2009, 2010 and 2011, respectively, upon the election and qualification of their successors.
          Our Board has nominated Mr. Norman Cohen and Mr. Richard J. Pinola, who are currently directors of K-Tron, for election as the Class III directors. The persons named as proxy agents in the enclosed Proxy Card intend (unless instructed otherwise by a shareholder) to vote for the election of Mr. Cohen and Mr. Pinola as the Class III directors. In the event that either nominee should become unable to accept nomination or election (a circumstance that our Board does not expect), the proxy agents intend to vote for any alternate nominee designated by our Board or its Executive Committee or, in the discretion of our Board or its Executive Committee, the position may be left vacant.
          Our Board unanimously recommends a vote FOR the Class III nominees.

          Set forth below is certain information about the nominees proposed to be reelected as directors and each other person currently serving as a director of K-Tron whose term of office will continue after the Annual Meeting, including the class and term of office of each such person. This information has been provided by each director at our request.
          Class I — Director with Term Continuing until 2010
          Edward T. Hurd. Mr. Hurd has been a director since January 2002 and was most recently reelected at the 2006 annual meeting of shareholders. Mr. Hurd is the principal partner in Hurd Consulting, focusing on high technology business management (1996 to present). From 2001 to 2007, Mr. Hurd was a partner in Curry & Hurd, specializing in acquisitions and divestitures and the management of distressed businesses, and from 2000 to 2007 he was also a partner in Customer Valunomics, which evaluated customer relationships and loyalty. From 1996 to January 2000, Mr. Hurd was a consultant to and Chairman of the Board of Moore Products Company. From 1990 to 1996, he served as President of Honeywell Industrial, a division of Honeywell Incorporated that specialized in turnkey systems for process automation applications and distributed computer automation systems. Mr. Hurd is 69 years of age.
          Class II — Director with Term Continuing until 2011
          Robert A. Engel. Mr. Engel has been a director since May 1999 and was most recently reelected at the 2007 annual meeting of shareholders. Since June 2005, Mr. Engel has been a Managing Director and Head of Mergers and Acquisitions of Wachovia Securities, which is the trade name for the corporate, investment banking, capital markets and securities research businesses of Wachovia Corporation and certain of its subsidiaries and affiliates. From 1999 to June 2005, Mr. Engel was a Managing Director and Partner of Gleacher Partners LLC, a financial advisory and investment banking firm. From 1995 to 1999, Mr. Engel was the Managing Director-Head of Mergers and Acquisitions of Gleacher NatWest Inc., a predecessor firm. From 1986 to 1995, he worked in various capacities at the investment banking firms of Gleacher & Co., Inc., C. J. Lawrence, Morgan Grenfell, Inc. and Morgan Grenfell & Co. Ltd. Mr. Engel is 44 years of age.
          Class III — Nominees with Terms Continuing until 2012
          Norman Cohen. Mr. Cohen has been a director since 1974 and was most recently reelected at the 2004 annual meeting of shareholders. From 1993 to June 1999, he was Chairman and Chief Executive Officer of Creative Contracting Associates, Inc., a clothing manufacturer, and he was a consultant to Maggy London International, a clothing company, from 1999 until his retirement in June 2000. Mr. Cohen is 81 years of age.
          Richard J. Pinola. Mr. Pinola has been a director since January 1994 and was most recently reelected at the 2004 annual meeting of shareholders. Since January 2005, Mr. Pinola has been a Principal of Eric M. Godshalk & Co., a private investment firm. From June 1992 to December 2004, he was Chief Executive Officer of Right Management Consultants, Inc. (“Right”), a publicly-held global consulting firm specializing in career transition and organizational consulting services that was acquired by Manpower Inc. in January 2004, and he also was Chairman of the Board of Right from January 1994 to January 2004. Prior to joining Right, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company from March 1988 through September 1991 and a consultant from September 1991 until June 1992. He also is a director of BankRate, Inc., Corporate Property Associates 14 Incorporated, Corporate Property Associates 17 Incorporated, Corporate Property Associates 16 — Global Incorporated, Kenexa Corporation and Nobel Learning Communities, Inc. Mr. Pinola is 62 years of age.
          Class IV — Director with Term Continuing until 2009
          Edward B. Cloues, II. Mr. Cloues has been a director since July 1985 and was most recently reelected at the 2005 annual meeting of shareholders. He became Chairman of the Board and Chief Executive Officer of K-Tron on January 5, 1998. Prior to joining K-Tron in 1998, Mr. Cloues was a partner in the law firm of Morgan, Lewis & Bockius LLP. He also is a director and non-executive Chairman of the Board of AMREP Corporation and a director of Penn Virginia Corporation and Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P. Mr. Cloues is 60 years of age.

Committees and Meetings
          Our Board has an Executive Committee, an Audit Committee and a Compensation and Human Resources Committee. The Compensation and Human Resources Committee also administers our 2006 Equity Compensation Plan, subject to our Board’s right to appoint a separate committee of independent directors to administer that plan. During fiscal year 2007, the Board held seven meetings, the Audit Committee held five meetings, the Compensation and Human Resources Committee held three meetings and the Executive Committee did not hold any meetings. Each director attended at least 75% of the aggregate of the fiscal year 2007 meetings of the Board and of the Board committees on which he served during the year. K-Tron had a Nominating Committee until the death of one its members in 2001; since that time, the full Board has assumed responsibility for the duties normally associated with a nominating committee. After The NASDAQ Stock Market LLC (the “Nasdaq”) adopted new rules and regulations in late 2003 relating to corporate governance and listing requirements, our Board reconsidered its decision not to have a formal nominating committee and determined that this decision was appropriate based on a number of factors, including the size of the Board (five directors), the number of independent directors (four out of five directors) and the existing commitments of those independent directors to other Board committees. In addition, our Board determined that recommendations regarding future director nominations, including nominations as a result of vacancies, would be made by a majority of our independent directors and that the final selection would be made by the entire Board.
          The Executive Committee is empowered to exercise all powers of our Board, except action on dividends and certain other matters that cannot by law be delegated by our Board, during the periods between regular Board meetings.
          The primary purposes of the Audit Committee are to:
•	assist our Board in its oversight of our accounting and financial reporting processes, the audit of our financial statements and our compliance with legal and regulatory requirements;

•	interact directly with, and evaluate the performance of, our independent registered public accounting firm, including determining whether to engage or dismiss such firm and the terms and conditions of any such engagement and monitoring that firm’s qualifications and independence; and

•	prepare the report required by the rules and regulations of the Securities and Exchange Commission to be included in our annual proxy statement.
          As for the Compensation and Human Resources Committee, its main purposes are to:
•	establish and periodically review our compensation philosophy and the adequacy of compensation plans and programs for our executive officers and other employees;

•	establish compensation arrangements for our executive officers and to administer compensation plans;

•	review the performance of our executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon its assessment of such performance;

•	review and monitor management development and succession plans and activities; and

•	prepare the report on executive compensation for inclusion in our annual proxy statement in accordance with Securities and Exchange Commission rules and regulations.
          The current members of the Executive Committee are Messrs. Cloues (Chairman) and Cohen; of the Audit Committee, Messrs. Pinola (Chairman), Engel and Hurd; and of the Compensation and Human Resources Committee, Messrs. Cohen (Chairman) and Pinola.

Affirmative Determination Regarding Director Independence and Other Corporate Governance Matters
          We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers and employees and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance.
          Our Board has determined that the following directors, constituting four of our five directors and thus a majority of our Board, are each an “independent director” as such term is defined in Nasdaq Marketplace Rule 4200(a)(15): Norman Cohen, Robert A. Engel, Edward T. Hurd and Richard J. Pinola. Our Board also has determined that each member of the Audit Committee and of the Compensation and Human Resources Committee meets the independence requirements applicable to those committees as prescribed by the Nasdaq, the Securities and Exchange Commission, the Internal Revenue Service and applicable committee charters. Our Board has further determined that Messrs. Pinola and Engel, who are two of the three members of the Audit Committee, are each an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission.
Statement of Corporate Ethics and Code of Business Conduct
          Our Board has adopted a Statement of Corporate Ethics and Code of Business Conduct applicable to all of our directors, officers and employees. Violations of the Statement of Corporate Ethics and Code of Business Conduct may be reported to our Corporate Ethics Officer or, in cases involving accounting, internal accounting controls or auditing matters, to the Chairperson of the Audit Committee or our Chief Executive Officer. A copy of the Statement of Corporate Ethics and Code of Business Conduct can be obtained without charge from our Internet website at http://www.ktroninternational.com.
Standard Compensation Arrangements
          Directors who are not employees of K-Tron receive an annual retainer of $40,000, a $5,000 annual retainer for membership on the Audit Committee, a $2,500 annual retainer for membership on the Compensation and Human Resources Committee, a $1,000 annual retainer for membership on the Executive Committee and $1,000 for each Board meeting attended. Also, the Chairperson of the Audit Committee is paid an additional $5,000 annual retainer for his service in such capacity, and the Chairperson of the Compensation and Human Resources Committee is paid an additional $2,500 annual retainer for his service in such capacity. All retainers are paid on a prorated quarterly basis. Directors do not normally receive compensation for their participation in telephone meetings or for attendance at committee meetings.
Share Ownership Guideline
          Each non-employee director is expected to own shares of our Common Stock with a value, at the greater of cost or market, equal to $50,000. As for any newly-elected director, this expectation may be phased in over a period of time to be determined by our Board. All directors are in compliance with this guideline.
Directors’ Attendance at Annual Meeting of Shareholders
          It has been and is the policy of our Board that all directors attend the annual meeting of shareholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by such director with the Chairman of the Board. All members of our Board attended the 2007 annual meeting of shareholders except for Mr. Engel who had a scheduling conflict.
Communication with our Board
          Our Board provides a process for shareholders to send communications to the Board. Information regarding the manner in which a shareholder may communicate with the Board is included on our Internet website at http://www.ktroninternational.com.

Requirements for Director Nominations
          By resolution, our Board has adopted a policy regarding director nominations. Under this policy, a majority of our independent directors shall recommend for the Board’s selection a candidate or candidates to be the Board’s nominee or nominees for election as a director or directors, either at an annual meeting of shareholders or to fill a vacancy. In considering candidates for nomination, our Board intends to seek individuals who evidence strength of character, mature judgment and the ability to work collegially with others. Furthermore, it is the policy of our Board that it endeavor to have directors who collectively possess a broad range of skills, expertise, industry and other knowledge and business and other experience useful to the effective oversight of our business; therefore, in considering whether to nominate a person for election as a director, the independent directors and our Board will consider, among other factors, the contribution such person can make to the collective competencies of the Board based on such person’s background. In determining whether to nominate a current director for reelection to our Board, the independent directors and our Board will take into account these same criteria as well as the director’s past performance, including his or her participation in and contributions to the activities of our Board.
          Our Board will also consider candidates for nomination recommended by a shareholder provided that the shareholder submits the recommendation, along with the following information, to our Secretary at our principal executive offices at least 120 days before the date on which we first mailed our proxy materials for the prior year’s annual meeting of shareholders:
•	the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

•	information about the relationship between the candidate and the shareholder making the recommendation;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our Common Stock owned by the shareholder making the recommendation and the length of time that the shares have been owned by such shareholder.
Requirements for Advance Notification of Director Nominations
     Article Ninth of our Restated Certificate of Incorporation provides that no person may be nominated for election as a director by a shareholder at an annual or special meeting unless written notice of such shareholder’s intent to make such nomination has been given, either by personal delivery or by United States mail, postage prepaid, to our Secretary at our principal executive offices not later than (a) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting and (b) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth:
•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such other person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by our Board; and

•	the consent of each nominee to serve as a director of K-Tron if so elected.
          Our Board may, in its discretion, consider director nominees who are recommended by a shareholder according to the foregoing procedure, but it is not obligated to do so, and the chairman of the meeting may refuse to acknowledge any shareholder’s nomination of a person to serve as a director that is not made in compliance with such procedure.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
          In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers named in the Summary Compensation Table that appears on page 13 of this Proxy Statement. We sometimes refer to these executive officers as our “named executive officers”, and all references herein to the “Committee” mean the Compensation and Human Resources Committee of our Board of Directors.
     Objectives of Our Compensation Program
          Our compensation program is based on the following primary objectives:
•	Executive compensation should be industry and geographically competitive so that we can attract, retain and motivate talented executives with appropriate backgrounds and skill sets;

•	Executives should be accountable for our performance as well as for their own individual performances, so that their compensation should be tied to both corporate financial measures and individual performance measures; and

•	Executive compensation packages should include at least some equity-based compensation in order to better align the interests of our executives with those of our shareholders.
     Role of Executive Officers in Compensation Decisions
          Our chief executive officer annually reviews the performance of each of our named executive officers (other than our chief executive officer, whose performance is reviewed solely by the Committee). The conclusions reached by our chief executive officer and his recommendations based on these reviews, including proposed salary adjustments and annual incentive compensation awards, are then presented to the Committee. The Committee can exercise its discretion in modifying any recommended salary adjustments or bonus awards to our named executive officers. Decisions with respect to equity grants are also made by the Committee, upon the recommendation of our chief executive officer, but these decisions are made later in the year than the annual performance reviews.
     2007 Executive Compensation Components
          For the fiscal year ended December 29, 2007, the principal components of compensation for the named executive officers were:
•	Base salary;

•	Cash incentive (or bonus) compensation;

•	Equity incentive compensation; and

•	Retirement, perquisites and other personal benefits.

          Base Salary
          We provide our named executive officers with base salaries to compensate them for services rendered during the year. The decisions of the Committee with respect to base salaries are subjective and not based on any list of specific criteria, but they take into account each executive officer’s position and level of responsibility, his compensation relative to other officers of the Company and his individual performance.
          Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other significant change in job responsibility. In recent years, except where there has been a significant change in job responsibility, most salary increases for our named executive officers have been cost-of-living increases, and they generally take effect at the beginning of the second fiscal quarter, which would be on or about April 1. On February 29, 2008, the Committee approved a 3.5% increase in the base salary of each of our named executive officers. These increases took effect on March 31, 2008.
          Cash Incentive Compensation
          Annual cash incentive awards, also referred to as cash bonuses, are a key part of each named executive officer’s compensation package, and such awards have been paid in eight of the past ten years. During each of the past six years, including 2007, annual cash incentive awards have been paid to our named executive officers and our other employees pursuant to bonus guidelines used in preparing our budget for that year. These guidelines create a bonus pool for the entire Company if the budgeted earnings per share are achieved.
          Although the budget is approved by our Board, including the members of the Committee, the Committee retains full discretion to make such specific cash incentive awards, if any, as it deems appropriate, after the end of the year. The awards are made based on the Company’s achievement of its earnings per share target for the year, the amount of pre-tax, pre-bonus income generated by the Company in excess of what was necessary to achieve that earnings per share target and the assessed contribution of each named executive officer to the Company’s success.
          Under these guidelines, the target bonus for fiscal year 2007 for Mr. Cloues, the Company’s Chairman and Chief Executive Officer, was 50% of his base salary, and the target bonuses for our other named executive officers were 30% of their base salaries. Despite these targets, the annual cash incentive award for any named executive officer may be more or less than that officer’s applicable target, depending on the Company’s financial performance for the year, the Committee’s assessment of the named executive officer’s contribution and such other factors as the Committee may choose to consider.
          In fiscal year 2007, the Board-approved budget for diluted earnings per share (“EPS”) was $4.60, which included a bonus accrual based on the guidelines referred to above. This accrual, at the end of 2007 and based on the employee population believed eligible for a bonus, was $2,196,950. There was also the expectation that if our diluted EPS for 2007 exceeded $4.60, the bonus pool would be, with the Committee’s approval, increased to include 20% of our consolidated pre-tax, pre-bonus income in excess of the amount required to achieve the $4.60 EPS target. Using our actual tax rate for 2007, the pre-tax, pre-bonus income needed to achieve our $4.60 EPS target was $20,827,000. Our actual pre-tax, pre-bonus income in 2007 was $35,438,000, or an excess of $14,611,000 over the amount needed to achieve the $4.60 EPS target and the associated bonus pool of $2,196,950. Given this financial performance, the Committee approved adding 20% of the excess amount, or $2,922,200, to the incentive compensation pool for 2007. As a result, the total incentive compensation pool for 2007 was $5,119,150, or 133% higher than the target pool based upon the budget. Our diluted EPS in 2007, after taking into account this higher bonus accrual, was $7.49, which exceeded the 2007 budget by 62.8%.

          Our named executive officers received the following incentive compensation payments in March 2008 for fiscal year 2007 performance:

Name	2007 Bonus Award
Edward B. Cloues, II	$725,000
Kevin C. Bowen	$300,000
Ronald R. Remick	$275,000
Donald W. Melchiorre	$283,500
Lukas Guenthardt	$240,000
          In determining Mr. Cloues’ 2007 bonus award, the Committee noted in particular (i) his leadership of the Company in 2007, (ii) the Company’s achievement in 2007 of record revenues, operating income, income before taxes, net income, earnings per share and EBITDA (the percentage increases in 2007 versus the record numbers achieved in 2006 included 65.6% for net income, 63.2% for diluted EPS and 36.2% for revenues), (iii) the completion of two successful acquisitions, one for the Size Reduction Group and one for the Process Group, (iv) the continued development of a strong and effective management team, (v) the steadily improving financial results produced by the Company over the past six years, (vi) the performance of the Company’s Common Stock over the past year (up 60.7%) and also the past six years (up 1,070.7%) and (vii) several other organizational and operational accomplishments. The 2007 bonus awards made by the Committee to our other named executive officers were recommended by Mr. Cloues and were based on his subjective assessment of their contributions to the Company in 2007. This assessment was provided in writing and orally to the Committee and was reviewed by the Committee with Mr. Cloues.
          We anticipate using a similar cash bonus plan for 2008, utilizing the 2008 Board-approved budget for diluted earnings per share; however, the Committee is considering a review of this plan and could decide to make changes to it.
          Equity Incentive Compensation
          As stated on page 6 of this Proxy Statement, the Committee also administers the Company’s 2006 Equity Compensation Plan (the “Plan”) under which grants of stock options, stock awards, stock units, stock appreciation rights and other stock-based awards may be made. The purpose of such grants is to provide an additional, longer-term incentive to key employees to work to maximize shareholder value, and they also serve as a retention device to encourage such employees to remain with us. Such grants are entirely at the discretion of the Committee, including their timing, the recipients thereof and the number of shares underlying any particular grant. On May 11, 2007, the Committee granted Messrs. Cloues, Bowen, Remick, Melchiorre and Guenthardt 3,000, 1,500, 1,500, 1,500 and 1,500 shares, respectively, of restricted Common Stock under the Plan. Each of these grants will vest on May 11, 2011 if the recipient remains employed by the Company or a subsidiary until that date, and they are subject to acceleration in the event of a change of control prior to that date as defined in the Plan. These restricted stock grants to our named executive officers, including our chief executive officer, are intended to provide them with a long-term incentive and to more closely align their interests with those of the Company’s shareholders.
          Retirement, Perquisites and Other Personal Benefits
          Each of our named executive officers participates in one of two 401(k) plans maintained by the Company and its subsidiaries for our two business lines. Our named executive officers are also provided with perquisites and other personal benefits, including a car allowance, supplemental health insurance, additional life insurance and, in the case of our chief executive officer, additional life and disability insurance, that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers.
          Deductibility of Executive Compensation
          As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain covered officers. Covered officers include each of our named executive officers except for our chief financial officer, Mr. Remick. While the Committee considers this limitation in structuring our compensation program, it may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our named executive officers. In this regard, approximately $256,841 of our chief executive officer’s compensation in 2007 was not deductible for federal income tax purposes.
Report of the Compensation and Human Resources Committee
          The Compensation and Human Resources Committee establishes and oversees the design and functioning of K-Tron’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in K-Tron’s Proxy Statement for the 2008 Annual Meeting.
Norman Cohen, Chairperson
Richard J. Pinola

Summary Compensation Table
          The following table and footnotes set forth certain information with respect to compensation earned during fiscal years 2007 and 2006 by (i) our principal executive officer, (ii) our principal financial officer and (iii) our three other most highly paid executive officers.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation
		($)	($)	($)	($)	($)	Total
Name and Principal Position	Year	(1)	(1)	(2)	(3)	(1)(4)	($)
Edward B. Cloues, II	2007	$508,079	$725,000	$151,190	$0	$69,807	$1,454,076
Chief Executive Officer and Chairman of the Board	2006	$492,465	$535,000	$91,565	$24,691	$69,158	$1,212,879

Kevin C. Bowen	2007	$244,352	$300,000	$75,595	$0	$39,420	$659,367
Senior Vice President, Process Group and President and Chief Executive Officer of K-Tron America, Inc.	2006	$236,837	$210,000	$45,783	$12,346	$42,468	$547,434

Ronald R. Remick	2007	$233,596	$275,000	$75,595	$0	$35,173	$619,364
Senior Vice President, Chief Financial Officer and Treasurer	2006	$226,390	$200,000	$45,783	$12,346	$39,249	$523,768

Donald W. Melchiorre	2007	$230,755	$283,500	$75,595	$0	$20,935	$610,785
Senior Vice President, Size Reduction Group and President and Chief Executive Officer of Pennsylvania Crusher Corporation	2006	$223,654	$220,000	$45,783	$0	$20,794	$510,231

Lukas Guenthardt	2007	$216,021	$240,000	$75,595	$0	$32,083	$563,699
Senior Vice President, Corporate Development	2006	$209,398	$175,000	$45,783	$12,346	$30,275	$472,802

(1)	Our fiscal year is reported on a fifty-two/fifty-three week period. Our fiscal years ended December 29, 2007 and December 30, 2006 were fifty-two week fiscal years. In order to avoid distortion, annual and all other compensation has been calculated and presented on the basis of a 365/366 day year.

(2)	Amounts in this column reflect the expense recognized by us for financial statement reporting purposes in fiscal years 2007 and 2006 calculated in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) with respect to shares of restricted stock granted to our named executive officers in fiscal years 2007, 2006, 2005 and 2004, using the closing prices as quoted on the NASDAQ National Market or NASDAQ Global Market, as appropriate, on the dates of such grants. Under FAS 123R, these shares of restricted stock are amortized over 48 months based on their fair market values at their dates of grant.

(3)	There were no stock options granted to any of our named executive officers in fiscal year 2007. With respect to fiscal year 2006, amounts in this column reflect the expense recognized by us for financial statement reporting purposes in fiscal year 2006 calculated in accordance with FAS 123R with respect to stock options granted in 2001. The assumptions made in the valuation of these awards are set forth in Note 2(l), “Summary of Significant Accounting Policies — Share-Based Compensation”, to the Consolidated Financial Statements included in Item 15 in our 2007 Annual Report on Form 10-K.

(4)	The amounts disclosed in this column include:

(a) Company and subsidiary contributions under the Company’s 401(k) Plan for Messrs. Cloues, Bowen, Remick and Guenthardt and under a subsidiary’s 401(k) Plan for Mr. Melchiorre, as follows: (i) for fiscal year 2007 — Mr. Cloues $13,500, Mr. Bowen $13,500, Mr. Remick $13,500, Mr. Melchiorre $8,923 and Mr. Guenthardt $13,500; and (ii) for fiscal year 2006 — Mr. Cloues $13,200, Mr. Bowen $13,200, Mr. Remick $13,200, Mr. Melchiorre $8,782 and Mr. Guenthardt $13,200.
(b) Company and subsidiary payments for supplemental health insurance on behalf of the following named executive officers: (i) for fiscal year 2007 — Mr. Cloues $12,045, Mr. Bowen $12,493, Mr. Remick $7,820 and Mr. Guenthardt $7,013; and (ii) for fiscal year 2006 - Mr. Cloues $13,778, Mr. Bowen $15,674, Mr. Remick $12,420 and Mr. Guenthardt $5,532.
(c) Company payments of premiums for additional disability insurance on behalf of Mr. Cloues: (i) for fiscal year 2007 — $11,349; and (ii) for fiscal year 2006 — $11,549.
(d) Company and subsidiary payments for car allowances on behalf of the following named executive officers: for each of fiscal years 2007 and 2006 — Mr. Cloues $10,000, Mr. Bowen $10,000, Mr. Remick $10,000, Mr. Melchiorre $10,000 and Mr. Guenthardt $10,000.
(e) Company and subsidiary payments for estimated income taxes with respect to additional life and, in the case of Mr. Cloues, disability insurance on behalf of the following named executive officers: (i) for fiscal year 2007 — Mr. Cloues $13,381, Mr. Bowen $692, Mr. Remick $949 and Mr. Guenthardt $188; and (ii) for fiscal year 2006 — Mr. Cloues $12,574, Mr. Bowen $666, Mr. Remick $839 and Mr. Guenthardt $172.
(f) Miscellaneous, including additional life insurance and vehicle-related costs.
Grants of Plan-Based Awards
          The following table sets forth certain information regarding grants of plan-based awards during fiscal year 2007 to our named executive officers.

		All Other Stock
		Awards: Number of	Grant Date Fair
		Shares of Stock	Value of Stock
Name	Grant Date	(#)	Awards ($) (1)
Edward B. Cloues, II	5/11/2007	3,000	$280,500
Kevin C. Bowen	5/11/2007	1,500	$140,250
Ronald R. Remick	5/11/2007	1,500	$140,250
Donald W. Melchiorre	5/11/2007	1,500	$140,250
Lukas Guenthardt	5/11/2007	1,500	$140,250

(1)	Based on the closing price ($93.50 per share) of our Common Stock as quoted on the NASDAQ Global Market on the grant date.

Outstanding Equity Awards at Fiscal Year-End
          The following table sets forth certain information regarding outstanding equity awards as of December 29, 2007 held by our named executive officers.

	Option Awards (1)				Stock Awards
							Market
	Number of	Number of			Number of		Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options	Options	Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)
Edward B. Cloues, II	40,000		$12.20	7/19/2011	8,000	(2)	$960,000
					3,000	(3)	$360,000
					3,000	(4)	$360,000
					3,000	(5)	$360,000

Kevin C. Bowen	25,000		$19.00	7/16/2008	4,000	(2)	$480,000
	20,000		$12.20	7/19/2011	1,500	(3)	$180,000
					1,500	(4)	$180,000
					1,500	(5)	$180,000

Ronald R. Remick	7,500		$18.375	5/9/2009	4,000	(2)	$480,000
	7,500		$16.00	5/9/2010	1,500	(3)	$180,000
	5,000		$14.68	5/9/2011	1,500	(4)	$180,000
	10,000		$12.20	7/19/2011	1,500	(5)	$180,000

Donald W. Melchiorre					4,000	(2)	$480,000
					1,500	(3)	$180,000
					1,500	(4)	$180,000
					1,500	(5)	$180,000

Lukas Guenthardt	25,000		$19.00	7/16/2008	4,000	(2)	$480,000
	19,000		$12.20	7/19/2011	1,500	(3)	$180,000
					1,500	(4)	$180,000
					1,500	(5)	$180,000

(1)	All option awards are fully vested.

(2)	These stock awards were granted on April 14, 2004 and will vest on April 14, 2008.

(3)	These stock awards were granted on May 13, 2005 and will vest on May 13, 2009.

(4)	These stock awards were granted on May 5, 2006 and will vest on May 5, 2010.

(5)	These stock awards were granted on May 11, 2007 and will vest on May 11, 2011.
Option Exercises and Vested Stock Awards
          The following table sets forth certain information regarding stock option exercises by our named executive officers during fiscal year 2007. No stock awards held by our named executive officers vested in fiscal year 2007.

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($) (1)
Edward B. Cloues, II	3,710	$225,086
	35,000	$2,123,450
	6,000	$354,480
	4,000	$216,592
	5,000	$303,550

Kevin C. Bowen	5,000	$460,675

Ronald R. Remick	3,757	$323,252
	2,048	$171,622
	3,073	$254,444
	1,122	$98,512

Donald W. Melchiorre	None

Lukas Guenthardt	1,000	$89,790

(1)	Calculated by multiplying the number of shares purchased by the difference between the exercise price and the market price of a share of our Common Stock on the date of exercise.
Nonqualified Deferred Compensation
          The following table sets forth certain information regarding contributions to, earnings on, withdrawals from and balances as of the end fiscal year 2007 for our nonqualified Supplemental Executive Retirement Plan.

			Aggregate		Aggregate
	Executive	Company	Earnings		Balance
	Contributions	Contributions	in		at
	in	in	Last	Aggregate	Last
	Last	Last	Fiscal Year	Withdrawls/	Fiscal Year End
	Fiscal Year	Fiscal Year	($)	Distributions	($)
Name	($)	($)	(1)	($)	(2)
Edward B. Cloues, II	—	—	—	—	—
Kevin C. Bowen	—	—	$394	—	$5,142
Ronald R. Remick	—	—	—	—	—
Donald W. Melchiorre	—	—	—	—	—
Lukas Guenthardt	—	—	—	—	—

(1)	The amount of earnings reported for Mr. Bowen as Aggregate Earnings in Last Fiscal Year was reported on the Summary Compensation Table in the All Other Compensation column.

(2)	The aggregate balance reported for Mr. Bowen includes earnings of $364 reported in the Summary Compensation Table for fiscal year 2006.

          Our nonqualified Supplemental Executive Retirement Plan was established in 1991 and had only two remaining participants at the end of fiscal year 2007, Mr. Bowen and one other employee, each of whom received immaterial benefits from the plan. We amended the plan in 2007 to allow the participants to elect to receive their benefits in a lump sum payment in February 2008, which both remaining participants elected to do. Prior to the amendment, distributions under the plan were made only upon the termination of employment. The plan provided for earnings to be credited at a rate of 8% per annum, compounded monthly, on the outstanding balance of each participant’s account. There are no current participants in the plan, and, as a result of the 2007 amendment, no further contributions may be made to the plan.
Employment Agreements and Potential Payments Upon Termination or Change of Control
     Mr. Cloues
          Mr. Cloues was employed by us during fiscal year 2007 under an employment agreement pursuant to which he served as our Chairman of the Board and Chief Executive Officer. On March 2, 2007, the Compensation and Human Resources Committee (the “Compensation Committee”) of our Board of Directors approved a 3.5% increase in Mr. Cloues’ annual base salary to $512,750, effective April 2, 2007, and on February 29, 2008, the Compensation Committee approved an additional 3.5% increase to $530,700, effective March 31, 2008.
          Mr. Cloues’ employment agreement provides that he can terminate the agreement upon not less than 90 days’ prior written notice. We may terminate the employment term without cause upon not less than 30 days’ prior written notice to Mr. Cloues, in which case Mr. Cloues would be entitled to a lump sum payment equal to 200% of his then-annual base salary. If Mr. Cloues had been terminated without cause effective as of December 29, 2007, he would have been entitled to receive a lump sum payment equal to $1,025,500. Mr. Cloues’ employment term is also subject to termination by reason of his death or disability or by our Board of Directors at any time for “cause” as specified in his employment agreement.
          In addition, Mr. Cloues’ employment agreement includes provisions relating to a termination of employment upon a “change of control” (as specified in his employment agreement). These provisions apply to a termination of employment upon or within one year after a “change of control” which, if such termination was initiated by us or any successor to us, was for any reason other than death, disability or “cause” or which, if such termination was initiated by Mr. Cloues, was at his sole discretion without regard to reason. In the event of the termination of employment of Mr. Cloues upon a “change of control” under any of these circumstances, his employment agreement provides that, subject to certain limitations, we will pay him (a) an amount equal to three times his annual base salary in effect either immediately prior to the termination of employment or immediately prior to the “change of control”, whichever is higher, and (b) unless Mr. Cloues notifies us in writing that he intends to retain his options, an amount equal to the spread (the excess of market value over exercise price) on any stock options then held by him, whether or not such options were exercisable at the date of termination. If Mr. Cloues had been terminated upon a “change of control” (as provided in the prior sentence) effective as of December 29, 2007, he would have been entitled to receive a lump sum payment equal to (a) $1,538,250, which represents three times his annual base salary in effect on December 29, 2007, plus (b) $4,312,000, which represents an amount equal to the spread (the excess of market value (which was $120.00 per share as of December 29, 2007) over exercise price) on all stock options held by him as of December 29, 2007. Mr. Cloues held options to purchase 40,000 shares of our Common Stock as of December 29, 2007, with an exercise price of $12.20 per share.
          Mr. Cloues also holds restricted stock grants for 17,000 shares of our Common Stock which include provisions relating to the vesting of these grants upon a “change of control” (as specified in the applicable equity compensation plan). If there had been a “change of control” of the Company effective as of December 29, 2007, the restrictions and conditions on all 17,000 shares of restricted stock of the Company held by Mr. Cloues would have immediately lapsed, subject to the right of the Compensation Committee to determine otherwise with respect to certain specified changes of control.
          If, in the event of a “change of control” as described above, any payments to be made or benefits to be provided to Mr. Cloues under his employment agreement or otherwise would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits would be grossed-up to provide for this tax. If a “change of control” had occurred on December 29, 2007, no amount would have been payable to Mr. Cloues as an excise tax gross-up payment.
     Messrs. Bowen, Remick and Guenthardt
          Messrs. Bowen, Remick and Guenthardt were employed by us or a subsidiary during fiscal year 2007 under employment agreements with us (the “Employment Agreements”). Under the Employment Agreements, Messrs. Bowen, Remick and Guenthardt are entitled to receive an annual base salary, which may be increased from time to time, and such additional compensation, including bonus payments, as may be awarded to them. On March 2, 2007, the Compensation Committee approved 3.5% increases in the annual base salaries of Messrs. Bowen, Remick and Guenthardt to $246,600, $235,750 and $218,000, respectively, effective April 2, 2007, and on February 29, 2008, the Compensation Committee approved additional 3.5% increases in these annual base salaries to $255,230, $244,000 and $225,630, effective March 31, 2008. Our obligation to pay such base salaries is subject to our right to reduce them in the event reductions are generally being made for other officers of K-Tron or of our subsidiaries holding comparable positions.
          Each of the Employment Agreements provides that either we or the employee may terminate the employment term thereunder upon not less than one year’s prior written notice. Such employment terms are also subject to termination by reason of the employee’s death or disability or by our Board of Directors at any time for “cause” as specified in the Employment Agreements. In addition, we have the right to terminate any of Messrs. Bowen, Remick or Guenthardt at any time without cause by paying him a lump sum amount equal to 100% of his then-annual base salary or, if we have already given the previously described one-year notice of termination to him, the portion thereof relating to the balance of his employment term. If Messrs. Bowen, Remick and Guenthardt had been terminated without cause effective as of December 29, 2007, they would have been entitled to receive lump sum payments of $246,600, $235,750 and $218,000, respectively.
          Messrs. Bowen, Remick and Guenthardt also each hold restricted stock grants for 8,500 shares of our Common Stock which include provisions relating to the vesting of these grants upon a “change of control” (as specified in the applicable equity compensation plan). If there had been a “change of control” of the Company effective as of December 29, 2007, the restrictions and conditions on all 8,500 shares of restricted stock of the Company held by each of them would have immediately lapsed, subject to the right of the Compensation Committee to determine otherwise with respect to certain specified changes of control.
Director Compensation
          The following table sets forth certain information regarding director compensation during the fiscal year ended December 29, 2007.

	Fees Earned or
	Paid in Cash	Total
Name	($) (1)	($)
Norman Cohen	$46,500	$46,500
Robert A. Engel	$45,500	$45,500
Edward T. Hurd	$46,500	$46,500
Richard J. Pinola	$54,000	$54,000

(1)	Amounts in this column reflect amounts paid in cash in fiscal year 2007.

Certain Relationships and Related Transactions
          During fiscal year 2007, we were not a party to any transaction involving an amount in excess of $120,000 in which any related person (as such term is defined in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) had a direct or indirect material interest.
Compensation and Human Resources Committee Interlocks and Insider Participation
          The current members of our Compensation and Human Resources Committee, both of whom were members of the Compensation and Human Resources Committee throughout 2007, are Norman Cohen and Richard J. Pinola. Neither member of this Committee was an officer or employee of K-Tron or any of its subsidiaries during 2007, was formerly an officer of K-Tron or any of its subsidiaries, or had any relationship with K-Tron since the beginning of 2007 which requires disclosure under applicable Securities and Exchange Commission regulations. In 2007, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had or has one or more executive officers serving on our Board of Directors or our Compensation and Human Resources Committee.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND AUDIT-RELATED MATTERS
General
          Grant Thornton LLP audited our financial statements for fiscal years 2007, 2006 and 2005.
          There have been no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to that firm’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report on our financial statements for any of fiscal years 2007, 2006 and 2005.
          The retention of Grant Thornton to serve as our independent registered public accounting firm for the current year has not yet been approved by the Audit Committee, but it is management’s belief that Grant Thornton will be so retained. No representative of Grant Thornton is expected to attend the Annual Meeting.
Audit and Tax Fees
          K-Tron was billed approximately the following fees by Grant Thornton LLP for services in fiscal years 2007 and 2006:

	2007	2006
Audit Fees	$669,000	$574,000
Tax Fees	$2,000	$7,000
Total	$671,000	$581,000
          Audit Fees in 2007 consisted of fees for the audits of K-Tron’s consolidated annual financial statements and its internal control over financial reporting, the review of K-Tron’s consolidated interim financial statements contained in its quarterly reports on Form 10-Q and the performance of audits of certain foreign subsidiaries in accordance with statutory requirements. Audit Fees in 2006 consisted of these same items as well as Sarbanes-Oxley Act compliance assistance.

          Tax Fees in 2007 were for tax consulting. Tax Fees in 2006 were for tax compliance, tax consulting and tax planning work.
Audit-Related Fees
          There were no fees billed in fiscal year 2007 or 2006 for professional services rendered by Grant Thornton LLP for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and not included in the audit fees for those years.
No Other Fees
          There were no fees billed in fiscal year 2007 or 2006 for professional services rendered by Grant Thornton LLP for products and services that are not disclosed above.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants
          The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accountants, including audit services, audit-related services, tax services and other services. The Audit Committee has not adopted a policy for the pre-approval of services provided by our independent registered public accountants.
Report of the Audit Committee
          The Audit Committee operates pursuant to a formal written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market LLC (the “Nasdaq”). This charter is reviewed annually by the Audit Committee to determine if any changes are necessary.
          In accordance with the Audit Committee’s charter and the independence criteria prescribed by applicable law and the rules and regulations of the Securities and Exchange Commission for audit committee membership, all members of the Audit Committee are independent directors as defined in Nasdaq Marketplace Rule 4200(a)(15). Each Audit Committee member meets the Nasdaq’s financial knowledge requirements, and Messrs. Pinola and Engel, each of whom has been designated by the Board of Directors as an “audit committee financial expert” pursuant to the rules of the Securities and Exchange Commission, meet the Nasdaq’s professional experience requirements as well.
          The purposes of the Audit Committee are summarized on page 6 of this Proxy Statement under the caption “Matters Concerning Directors — Committees and Meetings” and are more fully set forth in the charter of the Audit Committee that is included on K-Tron’s Internet website at http://www.ktroninternational.com. In particular, it is our duty to review the accounting and financial reporting processes of K-Tron on behalf of the Board of Directors. In fulfilling our responsibilities, the Audit Committee has reviewed the audited consolidated financial statements to be contained in K-Tron’s annual report on Form 10-K for the fiscal year ended December 29, 2007 and has discussed these statements with K-Tron’s management and also with Grant Thornton LLP, K-Tron’s independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. K-Tron’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.
          The Audit Committee has also discussed with Grant Thornton LLP the matters that are required to be discussed by the auditors with the Audit Committee under Statement on Auditing Standards No. 61, as amended. Furthermore, the Audit Committee has received and discussed with the auditors their annual written report on their independence from K-Tron and its management, which is made under Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1

(independence discussions with audit committees), and has considered with Grant Thornton LLP the compatibility of the provision by that firm of non-audit services to K-Tron with the requirement of auditor independence.
          In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews K-Tron’s earnings releases before issuance and the annual report on Form 10-K prior to filing with the Securities and Exchange Commission. In its oversight role, the Audit Committee relies on the work and assurances of K-Tron’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountants, who, in their report, express an opinion on the conformity of K-Tron’s annual financial statements to accounting principles generally accepted in the United States.
          In reliance on these reviews, discussions and reports, the Audit Committee has recommended to the Board that K-Tron’s audited consolidated financial statements be included in K-Tron’s annual report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the Securities and Exchange Commission.
Richard J. Pinola, Chairperson
Robert A. Engel
Edward T. Hurd
SHAREHOLDER PROPOSALS — 2009 ANNUAL MEETING
          Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have included in our Proxy Statement and presented at our 2009 annual meeting of shareholders (which is expected to be held on or about May 8, 2009) will be included in our proxy statement and related proxy card if we receive it no later than December 4, 2008 and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.
          Other deadlines apply to the submission of shareholder proposals for our 2009 annual meeting that are not required to be included in our proxy statement under Securities and Exchange Commission rules. With respect to shareholder proposals relating to director nominations, see page 8 of this Proxy Statement. With respect to other shareholder proposals for our 2009 annual meeting, the deadline under regulations adopted by the Securities and Exchange Commission is February 18, 2009 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement). If a shareholder gives notice of such a proposal after this deadline, our proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at our 2009 annual meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and certain other persons who own more than ten percent of our Common Stock to file reports of ownership of our securities and changes in ownership of our securities with the Securities and Exchange Commission. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our directors and officers that no other reports were required with respect to them, all filings required to be made by our Section 16(a) reporting persons during fiscal year 2007 were made on a timely basis.

OTHER MATTERS
          We know of no other matters to be presented for consideration at the Annual Meeting and have no reason to believe any other matters will be presented. If, however, other matters properly do come before the meeting, it is the intention of the persons named as proxy agents in the enclosed Proxy Card to vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors, Mary E. Vaccara Secretary
April 4, 2008

K-TRON INTERNATIONAL, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints EDWARD B. CLOUES, II and RONALD R. REMICK, or either of them acting singly in the absence of the other, each with the power to appoint his substitute, the Proxy Agents of the undersigned to attend the Annual Meeting of Shareholders of K-Tron International, Inc. to be held at the Marriott Courtyard, 3020 Riffel Drive, Salina, Kansas, on May 8, 2008, at 9:00 a.m., local time, and any postponements or adjournments thereof, and with all powers the undersigned would possess if personally present, to vote upon any matter to be voted upon by shareholders at that meeting as indicated on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT USING
THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
K-TRON INTERNATIONAL, INC.
May  8, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

2 0 2 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 6	0 5 0 8 0 8

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK, AS SHOWN HERE:

☒.

1.	Election of Class III Directors				2.	In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the meeting.
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Norman Cohen
		¡	Richard J. Pinola
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted FOR each nominee for election as a Class III director. If any other business is presented at the meeting, this proxy confers authority to vote and shall be voted in accordance with the recommendation of the Board of Directors of K-Tron International, Inc. or its Executive Committee. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the related Proxy Statement.

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.